Exhibit 17.2

OPES ACQUISITION CORP.
4218 NE 2nd Avenue

Miami, FL 33137

December 16, 2020

Re:	Resignation Letter

To the Board of Directors of Opes Acquisition Corp.

I, David Brain, hereby resign from my position as Director of Opes Acquisition Corp., effective immediately.

Very truly yours,

/s/ David Brain
David Brain